As filed with the Securities and Exchange Commission on December 24, 1998
                           Registration No. 333-65593

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                       __________________________________
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       __________________________________

                              SoftNet Systems, Inc.
             (Exact name of registrant as specified in its charter)

            NEW YORK                                  11-1817252
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                520 Logue Avenue
                             Mountain View, CA 94043
                                 (650) 962-7470
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Dr. Lawrence B. Brilliant
                      Chief Executive Officer and President
                              SoftNet Systems, Inc.
                                520 Logue Avenue
                             Mountain View, CA 94043
                                 (650) 962-7470
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       __________________________________
                       Copy to: Thomas W. Kellerman, Esq.
                              Two Embarcadero Place
                                 2200 Geng Road
                               Palo Alto, CA 94303
                                 (650) 424-0160
                       __________________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                       __________________________________
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

                                               CALCULATION OF REGISTRATION FEE

--------------------------------------------- ------------------- ---------------------- --------------------- --------------------
                                                                     Proposed Maximum       Proposed Maximum
           Title of Each Class of                 Amount to         Offering Price Per     Aggregate Offering       Amount of
        Securities to be Registered             be Registered             Unit(1)                Price         Registration Fee(4)
--------------------------------------------- ------------------- ---------------------- --------------------- --------------------
--------------------------------------------- ------------------- ---------------------- --------------------- ====================
Common Stock, $0.01 par value (2)........      2,120,000(2) (3)           $7.375              $15,635,000           $4,346.53
--------------------------------------------- ------------------- ---------------------- --------------------- ====================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of a share of common stock of the Registrant on the American Stock Exchange as reported in the consolidated reporting system on October 8, 1998.
(2) Consists of common stock issuable upon exercise of certain stock purchase warrants (the "Warrants") and conversion of Series C Convertible Preferred Stock (the "Series C Preferred Stock").
(3) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes the maximum number of shares of common stock underlying the Series C Preferred Stock and the Warrants, and, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or anti-dilution provisions.
(4)   Previously paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998

PROSPECTUS

                              SOFTNET SYSTEMS, INC.
                        2,120,000 Shares of Common Stock


         The shareholders of SoftNet Systems, Inc. listed on page 23 are offering and selling up to 2,120,000 shares of SoftNet common stock under this prospectus. SoftNet will not receive any of the proceeds from the sale of the SoftNet common stock by the selling shareholders.

         The selling shareholders may offer and sell some, all or none of the SoftNet common stock under this prospectus. The selling shareholders may determine the prices at which they will sell such SoftNet common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers which may receive compensation or commissions for such sales.

         The SoftNet common stock is listed on the American Stock Exchange under the symbol "SOF." On December 18, 1998, the last reported sales price of the SoftNet common stock on the American Stock Exchange was $14.8125 per share.

                          ----------------------------

         You should carefully consider the risk factors beginning on page 4 of this Prospectus before purchasing any of the SoftNet common stock being offered by the selling shareholders.

                          ----------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 24, 1998.

                          ----------------------------


The information presented in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                                      TABLE OF CONTENTS

                                                                                                                Page

WHERE YOU CAN FIND MORE INFORMATION...............................................................................1
RISK FACTORS......................................................................................................2
         We Have Operated Our Internet Services Business Only For a Short Period of Time..........................2
         There is No Proven Commercial Acceptance of the Internet Service Division's Services.....................2
         We Anticipate Having Negative Cash Flow, Net Losses and Accumulated Stockholders'Deficits for the
         Foreseeable Future.......................................................................................3
         We Will Require Substantial Future Capital...............................................................3
         Our Quarterly Results May Fluctuate......................................................................3
         Issuance of Common Stock Pursuant to Existing Obligations Will Result in Dilution to the Common
         Stockholders.............................................................................................4
         Possible Cash Payments to Holders of Preferred Stock.....................................................6
         We Rely Substantially on Our Cable Affiliates to Provide Our Internet Services to Subscribers............7
         We Depend on Exclusive Access to Cable Subscribers.......................................................8
         Impact of Research and Development Activities............................................................8
         Management of Our Expanding Business.....................................................................8
         Non-Exclusivity of Cable Franchises; Risk of Non-Renewal or Termination of Franchises....................9
         We May Lose Cable Affiliates Through Acquisition by Unaffiliated Cable Operators.........................9
         We Depend on Third-Party Technology......................................................................9
         We Experience Intense Competition in Our Markets........................................................10
         Increased Usage May Strain Our Capacity.................................................................11
         Risk of System Failure..................................................................................12
         Internet-Related Security Risks.........................................................................12
         We Must Provide High-Quality Content and the Market for High-Quality Content Has Only Recently Begun to
         Develop  13
         We Will Depend in Part on Advertising Revenues..........................................................13
         Risks Associated with Promoting the ISP Channel Brand...................................................13
         Billing and Collections Risks...........................................................................14
         We Depend on the Growth and Evolution of the Internet...................................................14
         Potential Liability for Defamatory or Indecent Content..................................................14
         Potential Liability for Information Retrieved and Replicated............................................15
         Risks of Developing New Products and Services in the Face of Rapidly Evolving Technology................15
         Risks Related to Our Purchase of Intelligent Communications, Inc........................................16
         Acquisition-Related Risks...............................................................................18
         We Depend on Certain Key Personnel......................................................................18
         Impact of Direct and Indirect Government Regulation on Our Business.....................................18
         Failure to Sell KCI and MTC.............................................................................19
         Absence of Dividends....................................................................................19
         Volatility of Stock Price...............................................................................20
         Prospective Anti-Takeover Provisions....................................................................20
         Year 2000 Issues........................................................................................20
USE OF PROCEEDS..................................................................................................23
THE SELLING SHAREHOLDERS.........................................................................................23
         Description of Certain Provisions of the Preferred Stock................................................24
         Relationships with the Company..........................................................................26
PLAN OF DISTRIBUTION.............................................................................................27
LEGAL............................................................................................................28
EXPERT...........................................................................................................28

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material
electronically   on  the   SEC's   home   page  on  the   World   Wide   Web  at
http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No. 333-65593) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 1-5270). We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of the shares of common stock being registered or until such shares can be sold without being registered.

1.       Our Annual Report on Form 10-K for the fiscal year ended  September 30,
         1997.

2.       Our Current Report on Form 8-K filed with the SEC on January 12, 1998.

3.       Our Proxy  Statement  on Schedule 14A filed with the SEC on January 28,
         1998.

4.       Our Current Report on Form 8-K filed with the SEC on February 12, 1998.

5.       Our Quarterly  Report on Form 10-Q for the quarter  ended  December 31,
         1997.

6.       Our Current Report on Form 8-K filed with the SEC on April 24, 1998.

7.       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

8.       Our Current Report on Form 8-K filed with the SEC on June 1, 1998.

9.       Our Current Report on Form 8-K filed with the SEC on July 28, 1998.

10. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as amended.

11.      Our  Current  Report on Form 8-K filed  with the SEC on  September  14,
         1998.

         If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Mr. Steven M. Harris, Secretary, SoftNet Systems, Inc., 520 Logue Avenue, Mountain View, California 94043, (650) 962-7470.

         You should rely only on the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of SoftNet common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

         In this prospectus, the "Company," "SoftNet," "we," "us" and "our" refer to SoftNet Systems, Inc. In addition, we refer to certain of our securities as follows:

o "Series A Preferred Stock" refers to our Series A Convertible Preferred Stock.
o "Series B Preferred Stock" refers to our Series B Convertible Preferred Stock.
o "Series C Preferred Stock" refers to our Series C Convertible Preferred Stock.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Factors Affecting the Company's Operating Results

         The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

         This Annual Report on Form 10-K also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Annual Report on Form 10-K.

We Have Operated Our Internet Services Business Only For a Short Period of Time

         We are in the process of selling our non-Internet related subsidiaries to focus on substantial expansion of our Internet subsidiary (the "ISP Channel"). We acquired the ISP Channel in June 1996. As such, we have very limited operating history and experience in the Internet services business. The successful expansion of our ISP Channel will require strategies and business operations that differ from those historically employed in connection with our two other businesses. To be successful, we must develop and market products and services that are widely accepted by consumers and businesses at prices that provide cash flow sufficient to meet our debt service, capital expenditures and working capital requirements. Consequently, we cannot assure you that our ability to develop or maintain strategies and business operations will achieve positive cash flow and profitability for our ISP Channel.

There is No Proven Commercial Acceptance of the Internet Service Division's Services

         It has become feasible to offer Internet services over existing cable lines and equipment on a broad scale only recently. There is no proven commercial acceptance of cable-based Internet services. There are only a few companies offering such services, and none of these companies are currently profitable. Because this industry is in its early stages, it is currently very difficult to predict whether providing cable-modem Internet services will become a viable business model.

         We have launched our ISP Channel service in 19 cable systems in the United States, but we cannot assure you that it will achieve broad consumer or commercial acceptance. We currently only have 1,600 subscribers to our ISP Channel service. The success of our ISP Channel service will depend upon the willingness of subscribers to pay the monthly fees and installation costs associated with the service and to purchase or lease the equipment necessary to access the Internet. Accordingly, we cannot predict whether our pricing model will prove to be viable, whether demand for our services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. If we do not achieve or sustain such pricing levels or if our services do not achieve or sustain broad market acceptance, then our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

We  Anticipate   Having   Negative  Cash  Flow,   Net  Losses  and   Accumulated
Stockholders' Deficits for the Foreseeable Future

         We have sustained substantial losses over the last five fiscal years. For the fiscal year ended September 30, 1998, we had net losses of $____ million and for the fiscal year ended September 30, 1997, we had net losses of $2.6 million. As of September 30, 1998, we had an accumulated stockholders' deficit of approximately $___ million. We expect to incur substantial additional losses and experience substantial negative cash flows as we expand our ISP Channel. The costs of expansion will include expenses incurred in connection with:

o installing the equipment necessary to enable our cable affiliates to offer our services; o research and development of new product and service offerings; o the continued development of our direct and indirect selling and marketing efforts; and o possible charges related to acquisitions, divestitures, business alliances or changing technologies, including the possible acquisition of Intelligent Communications, Inc.

         Our continued negative cash flow and net losses may result in depressed market prices for our common stock. We cannot assure you that we will ever achieve favorable operating results or profitability.

We Will Require Substantial Future Capital

         The development of our business will require substantial capital infusions as a result of (1) our need to enhance and expand product and service offerings to maintain our competitive position and increase market share and (2) the substantial investment in equipment and corporate resources required by the continued national launching of the ISP Channel. In addition, we anticipate that the majority of cable affiliates with one-way cable systems will eventually upgrade their cable infrastructure to two-way cable systems, at which time we will have to upgrade our equipment on any affected cable system to handle two-way transmissions. We cannot accurately predict whether or when we will ultimately achieve cash flow levels sufficient to support our operations, development of new products and services, and expansion of our ISP Channel. Unless we reach such cash flow levels, we will require additional financing to provide funding for operations. In this regard, we have announced our intention to seek up to $150 million in long-term debt financing. In the event we complete such financing, we will be highly leveraged and such debt securities will have rights or privileges senior to those of our current shareholders. In the event that equity securities are issued to raise additional capital, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. In the event that we cannot generate sufficient cash flow from operations, or are unable to borrow or otherwise obtain additional funds on favorable terms to finance operations when needed, our business, financial condition, prospects and ability to repay our debts would be materially adversely affected.

Our Quarterly Results May Fluctuate

         Our quarterly results have fluctuated and will likely continue to fluctuate significantly from quarter to quarter. In addition, we are selling MTC and KCI, our non-Internet subsidiaries, one of which has not been accounted for as a discontinued operation. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Many of the factors that could cause our quarterly operating results to fluctuate significantly in the future are beyond our control.

         Factors attributable to the ISP Channel include, among others:

o the rate at which we enter into agreements with cable operators and the exclusivity and term of such agreements;

     o the rate of subscription to our Internet services and the prices subscribers pay for such services;
     o changes in the revenue sharing arrangements between us and our affiliated cable operators;
     o our ability and that of our cable affiliates to coordinate timely and effective marketing strategies, in particular, our strategy for marketing the ISP Channel service to subscribers in such affiliates' local cable areas;
     o    the number of subscribers who retain our Internet services;

     o    the quality of our cable affiliates' cable infrastructure;

     o    the quality of customer and technical support we are able to provide;

     o the rate at which our cable affiliates can complete the installations required to initiate service for new subscribers;

     o the amount and timing of capital expenditures and other costs relating to the expansion of our ISP Channel;

     o the introduction of new Internet services by us or our competitors and customer acceptance of such services;

     o price competition or pricing changes in the Internet or cable industries; and o changes in law and regulation.

     Factors attributable to our MTC business include, among others:

     o    the size and timing of customer orders and subsequent shipments;
     o    customer order deferrals in anticipation of new products and services;
     o    timing  of  product   introductions  or  enhancements  by  us  or  our
          competitors;
     o    market acceptance of new products and services;
     o    technological changes in the industry;
     o    competitive pricing pressures;
     o    accuracy of customer forecasts of end-user demand;
     o    changes in the mix of products sold;
     o    quality control of products sold; and
     o    the timing of our ultimate sale of the MTC business.


     Additional factors that may affect our quarterly operating results in general include, among others:

     o    changes in our operating expenses;
     o    expenses relating to potential acquisitions
     o    personnel changes;
     o    disruption in sources of supply;
     o    capital spending;
     o    delays of payments by customers; and
     o    general economic conditions.

         Because of the foregoing factors, we cannot predict with any significant degree of certainty our quarterly revenue and operating results. It is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In such event, the trading price of our common stock would likely decrease.

Issuance of Common Stock Pursuant to Existing Obligations Will Result in Dilution to the Common Stockholders

         We have several obligations to issue common stock. The issuance of common stock as a result of these obligations could result in significant dilution to the holders of our common stock. We have reserved a total of 8,274,848 shares of common stock to provide for these obligations, although we could issue materially less than all of such shares.

         We have reserved 2,760,963 shares of common stock for issuance upon the exercise of options and warrants or conversion of our convertible subordinated debentures, 1,513,885 shares of common stock for issuance under our cable affiliate incentive programs, and 4,000,000 shares of common stock for issuance upon conversion of our outstanding series of preferred stock. In addition, we currently plan to issue an additional 500,000 shares of common stock to the shareholders of Intelligent Communications, Inc. as partial consideration for the purchase of Intelligent Communications, Inc.

         The 4,000,000 shares of common Stock reserved for issuance upon the conversion of the preferred stock represent the maximum number of shares issuable upon such conversion, subject to stock splits and similar events. The number of shares of common stock that we will issue upon conversion of the Series B Preferred Stock and Series C Preferred Stock cannot be determined, and may change as the market price of the common stock changes. Generally, decreases in the market price of the common stock below the initial conversion prices would result in more shares of common stock being issued upon conversion of the Series B Preferred Stock and Series C Preferred Stock.

         The maximum conversion price of the Series B Preferred Stock is $13.20, but may increase to $14.30 on February 28, 1999 if the market price of the common stock on such date is at or above $14.30. The maximum conversion price of the Series C Preferred Stock is $9.00, but may increase to $9.75 on May 31, 1999 if the market price of the common stock on such date is at or above $9.75.

         The following table sets forth the number of shares of common stock issuable upon conversion of the outstanding preferred stock assuming the market price of the common stock is 25%, 50%, 75% and 100% of the market price of the common stock on December 11, 1998, which was $14.81 per share.

Percent of Market
      Price        Series B Preferred Stock(1)       Series C Preferred Stock(2)
                   ------------------------          ------------------------
       25%                 2,000,000(3)                      2,035,472(4)
       50%                  1,366,396                         1,016,363
       75%                   911,341                           836,805
       100%                  767,045                           836,805
----------------

     (1) There are 10,125 shares of Series B Preferred stock outstanding. Each share has a stated value of $1,000. The conversion prices of the Series B Preferred Stock at 25%, 50%, 75% and 100% of the market price of $14.81 would be $3.70, $7.41, $11.11 and $13.20, respectively.

     (2) There are 7,531.25 shares of Series C Preferred Stock outstanding. Each share has a stated value of $1,000. The conversion prices of the Series C Preferred Stock at 25%, 50%, 75% and 100% of the market price of $14.81 would be $3.70, $7.41, $9.00 and $9.00, respectively.

     (3) The Series B Preferred Stock cannot convert into more than 2,000,000 shares of our common stock. (4) In the event the 2,000,000 share cap for the Series C Preferred Stock is reached, we must either honor conversion requests over the 2,000,000 share cap or redeem the remaining Series C Preferred Stock, at its stated value of $1,000 per share plus accrued but unpaid dividends.


         To the extent any of these shares of common stock are issued, the market price of the common stock may decrease because of the additional shares on the market. If the actual price of the common stock decreases, the holders of such preferred stock could convert into greater amounts of common stock, the sales of which could further depress the stock price. In addition, the significant downward pressure on the market price of the common stock as the holders of the preferred stock convert and sell material amounts of common stock could encourage short sales by such holders or others. Such short sales would place further downward pressure on the price of the common stock.

         The conversion of the preferred stock and issuance of the common stock, may result in substantial dilution to the interests of other holders of common stock because each holder of preferred stock may ultimately convert and sell the full amount issuable upon conversion. The 4.99% ownership limitation contained in the preferred stock does not prevent the holders from converting into common stock and then selling such common stock to stay below the limitation, except that such holders cannot convert into more than 19.99% of our common stock unless we have received shareholder approval. The Company intends to seek shareholder approval for conversions in excess of 19.99% at the next Annual Meeting. In any event, the Series B Preferred Stock and Series C Preferred Stock each cannot convert into more than 2,000,000 shares of our common stock.

         In the event the 2,000,000 share cap for the Series C Preferred Stock is reached, we must either honor conversion requests over the 2,000,000 share cap or redeem the remaining Series C Preferred Stock, at its stated value of $1,000 per share plus accrued but unpaid dividends.

Possible Cash Payments to Holders of Preferred Stock.

         We are required by our Certificate of Incorporation and the rules of the American Stock Exchange to obtain shareholder approval prior to issuing more than 19.99% of our Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. If we do not obtain such shareholder approval, we will be required to make cash payments to holders of the Series B Preferred Stock, or Series C Preferred Stock who attempt to convert over the 19.99% limit, unless the Company obtains a waiver from the American
Stock Exchange rule or otherwise ceases to be subject to such rule. The cash payments would be equal to the number of shares of Common Stock than would have been issued absent the 19.99% limit multiplied by the average closing bid price to the attempted conversion.

         In the event the 2,000,000 share cap is reached with respect to the Series C Preferred Stock, the Company must either honor conversion requests or redeem the remaining Series C Preferred Stock. The market price of our common stock would have to fall to $3.75 or below for five days within a thirty day trading period to reach the 2,000,000 share cap.

         The following table sets forth the amount of such cash payment assuming
(i) the market price of such Common Stock is 25%, 50%, 75%, 100%, 125%, 150% and 175% of the market price of the Common Stock on December 18, 1998, which was $14.81 per share; (ii) the floating rate mechanism of the Series B Preferred Stock and Series C Preferred Stock was in effect; and (iii) the maximum conversion price of the Series B Preferred Stock and Series C Preferred Stock was not increased. The actual cash payments may be significantly greater than those listed in the event the market price of our common stock increases above $25.92.

                              Cash Payment for Attempted Conversions
                     -------------------------------------------------------
 Percentage of       Series B Preferred   Series C Preferred     Total Cash
 Market Price(1)          Stock(2)              Stock(2)          Payments
 ----------------    ------------------   ------------------    ------------

   25%  ($3.70)              $4,879,072           $7,531,250     $12,410,322
   50%  ($7.41)               5,076,331            7,531,250      12,607,581
   75% ($11.11)              10,125,000            1,727,312      11,852,312
  100% ($14.81)              11,359,943            2,302,565      13,662,508
  125% ($18.52)              14,205,682            2,879,372      17,085,054
  150% ($22.22)              17,043,750            3,454,625      20,498,375
  175% ($25.92)              19,881,818            4,029,877      23,911,695

----------
(1) The conversion prices of the Series B Preferred Stock at 25%, 50%, 75% of $14.81 would be $3.70, $7.41 and $11.11, respectively. For market prices greater than $13.20, the conversion price of the Series B Preferred Stock would be $13.20. The conversion prices for the Series C Preferred Stock at 25% and 50% of $14.81 would be $3.70 and $7.41, respectively. For market prices greater than $9.00, the conversion price of the Series C Preferred Stock would be $9.00.
(2) The Series B Preferred Stock cannot convert into more than 2,000,000 shares of common stock. Accordingly, cash payments cease once the Series B Preferred Stock has converted into, or received cash payments in lieu of converting into, an aggregate of 2,000,000 shares of common stock. The Series C Preferred Stock has a similar limitation. However, once the 2,000,000 share limit is reached, whether through cash payments or actual conversions, the Company must either redeem the remaining Series C Preferred Stock or continue to honor conversions.

         Such cash payments will adversely effect the Company's financial condition and ability to implement its business plan for ISP Channel, Inc. In addition, the Company will be required to raise funds elsewhere, which could be difficult in the event stockholder approval is not obtained. If the Company does not receive stockholder approval, there can be no assurance that the Company would be able to obtain adequate sources of additional capital. "Risk Factors - Possible Cash Payments to Holders of Preferred Stock."

We Rely Substantially on Our Cable Affiliates to Provide Our Internet Services to Subscribers

         The success of our business depends upon our relationship with our cable affiliates. Therefore, in addition to economic conditions, market conditions and factors relating to Internet service providers and on-line services specifically, our success and future business growth will also be subject to economic and other factors affecting our cable affiliates.

         We Do Not Have Direct Contact with Our Subscribers

         Because subscribers to the ISP Channel must subscribe through a cable affiliate, the cable affiliate (and not SoftNet) will substantially control the customer relationship with the subscriber. For example, under our existing contracts, cable affiliates are responsible for important functions, such as billing for and collecting ISP Channel subscription fees and providing the labor and costs associated with distribution of local marketing materials.

         Failure or Delay by Cable Operators to Upgrade Their Systems

         Certain ISP Channel services are dependent on the quality of the cable networks of our cable affiliates. Currently, most cable systems are capable of providing only information from the Internet to the subscribers, and require a telephone line to carry information from the subscriber to the Internet. These systems are called "one-way" cable systems. Cable operators have announced and begun making major upgrades to their systems to increase the capacity of their networks and to enable traffic both to and from the Internet over their networks, so-called "two-way capability." However, cable system operators have limited experience with implementing such upgrades. These investments have placed a significant strain on the financial, managerial, operational and other resources of cable system operators, most of which already maintain a significant amount of debt.

         Further, cable operators must periodically renew their franchises with city, county or state governments. These governmental bodies may impose technical and managerial conditions before granting a renewal, and these conditions may cause the cable operator to delay such upgrades.

         In addition, cable operators are primarily concerned with increasing television programming capacity to compete with other forms of entertainment delivery systems, such as direct broadcast satellite. Consequently, cable operators may choose not to upgrade their networks for two-way Internet capability. Such upgrades have been, and we expect will continue to be, subject to change, delay or cancellation. Cable operators' failure to complete these upgrades in a timely and satisfactory manner, or at all, would adversely affect the market for our products and services in any such operators' franchise area. In addition, cable operators may roll-out Internet access systems that are incompatible with our high-speed Internet access services. If repeated on a broad scale, such failures could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Unavailability of Two-Way Capability in Certain Markets and Its Uncertain Effect on Subscription Levels

         We provide Internet services to cable systems irrespective of their two-way capabilities. For "one-way" cable systems, we provide Internet services over cable systems to homes with a telephone line return path for data from the home. In those circumstances, our services may not provide the high speed access, quality of experience and availability of certain applications, such as video conferencing, necessary to attract and retain subscribers to the ISP Channel service. Subscribers using a telephone line return path will experience downstream data transmission speeds to the Internet that are provided by their analog modems (typically 28.8 Kbps). It is not clear what impact the lack of two-way capability will have on subscription levels for the ISP Channel.

We Depend on Exclusive Access to Cable Subscribers

         The success of our ISP Channel is dependent, in part, on our ability to gain exclusive access to cable consumers. Our ability to gain exclusive access to cable customers depends upon our ability to develop exclusive relationships with cable operators that are dominant within their geographic markets. We cannot assure that affiliated cable operators will not face competition in the future or that we will be able to establish and maintain exclusive relationships with cable operators. Currently, a number of our contracts with cable operators do not contain exclusivity provisions. Even if we are able to establish and maintain exclusive relationships with cable operators, we cannot assure the ability to do so on favorable terms or in sufficient quantities to be profitable. In addition, we are seeking affiliations with a large number of cable operators as quickly as possible because we will be excluded from providing Internet over cable in those areas served by cable operators with exclusive arrangements with other Internet service providers. Our contracts with cable affiliates typically range from three to seven years, and we cannot assure you that such contracts will be renewed on satisfactory terms. If the exclusive relationship between either us and our cable affiliates or our cable affiliates and their cable subscribers is impaired, if we do not become affiliated with a sufficient number of cable operators, or if we are not able to continue our relationship with a cable affiliate once the initial term of its contract has expired, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

Impact of Research and Development Activities

         We expect to continue extensive research and development activities and to evaluate new product and service opportunities. These activities will require our continued investment in research and development and sales and marketing, which could adversely affect our short-term results of operations. We believe that future revenue growth and profitability will depend in part on our ability to develop and successfully market new products and services. Failure to increase revenues from new products and services, whether due to lack of market acceptance, competition, technological change or otherwise, would have a material adverse effect on our business financial condition, prospects and ability to repay our debts.

Management of Our Expanding Business

         To exploit fully the market for our products and services, we must rapidly execute our sales strategy while managing anticipated growth through the use of effective planning and operating procedures. To manage our anticipated growth, we must, among other things:

     o continue to develop and improve our operational, financial and management information systems;
     o    hire and train additional qualified personnel;
     o    continue to expand and upgrade core technologies; and
     o effectively manage multiple relationships with various customers, suppliers and other third parties.

         Consequently, such expansion could place a significant strain on our services and support operations, sales and administrative personnel and other resources. We may, in the future, also experience difficulties meeting demand for our products and services. Additionally, if we are unable to provide training and support for our products, it will take longer to install our products and customer satisfaction may be lower. We cannot assure that our systems, procedures or controls will be adequate to support our operations or that management will be able to exploit fully the market for our products and services. Our failure to manage growth effectively could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Non-Exclusivity of Cable Franchises; Risk of Non-Renewal or Termination of Franchises

         Cable television companies operate under non-exclusive franchises granted by local or state authorities that are subject to renewal and renegotiation from time to time. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases the franchise may be terminated if the franchisee fails to comply with the material provisions of the franchise. The Cable Television Consumer Protection and Competition Act of 1992 prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. This Act also permits municipal authorities to operate cable television systems in their communities without franchises. We cannot assure that cable television companies having contracts with us will retain or renew their franchises. Non-renewal or termination of any such franchises would result in the termination of our contract with the applicable cable operator. If an affiliated cable operator were to lose its franchise, we would seek to affiliate with the successor to the franchisee. We cannot, however, assure an affiliation with such successor. In addition, affiliation with a successor could result in additional costs to us. If we cannot affiliate with replacement cable operators, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

We May Lose Cable Affiliates Through Acquisition by Unaffiliated Cable Operators

         Under many of our initial contracts, if a cable affiliate is acquired by an unaffiliated cable operator that already has a relationship with one of our competitors or chooses not to enter into a contract with us, we may lose our ability to offer Internet services in the area served by such former cable affiliate entirely or on an exclusive basis. Such a loss could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We Depend on Third-Party Technology

         The markets for the products and services we use are characterized by the following:

     o  intense competition;
     o  rapid technological advances;
     o  evolving industry standards;
     o  changes in subscriber requirements;
     o  frequent new product introductions and enhancements; and
     o  alternative service offerings.

         Because of these factors, we must rely upon third parties to develop and introduce technologies that enhance our current product and service offerings. Reliance on third parties enables us to develop and introduce our own products and services on a timely and cost-effective basis to meet changing customer needs and technological trends in our industries. If our relationship with such third parties is impaired or terminated, then we would have to find other developers on a timely basis or develop our own technology. We cannot predict whether we will be able to obtain the third-party technology necessary for continued development and introduction of new and enhanced products and services. In addition, we cannot predict whether we will obtain third-party technology on commercially reasonable terms or replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of our products or services. The absence of or any significant delay in the replacement of third-party technology would have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

cccccc
We Depend on Third-Party Suppliers

         We currently depend on a limited number of suppliers for certain key products and services. In particular, we depend on Excite, Inc. for national content aggregation, 3Com Corporation and Com21, Inc. for headend and cable modem equipment, Cisco Systems, Inc. for specific network routing and switching equipment, and, among others, MCI Communications Corporation ("MCI") for national Internet backbone services. Certain of our cable modem and headend equipment suppliers are in litigation over their patents. We could experience disruptions in the delivery or increases in the prices of products and services purchased from vendors as a result of this intellectual property litigation. We cannot predict when delays in the delivery of key components and other products may occur due to shortages resulting from the limited number of suppliers, the financial or other difficulties of such suppliers or the possible limited availability in the suppliers' underlying raw materials. In addition, we may not have adequate remedies against such third parties as a result of breaches of their agreements with us. The inability to obtain sufficient key components or to develop alternative sources for such components could result in delays or reductions in our product shipments. If that were to happen, it could have a material adverse effect on our customer relationships, business, financial condition, prospects and ability to repay our debts.

     We depend on Third Party Carriers

Our success will depend upon the capacity, reliability and security of the network used to carry data between our subscribers and the Internet. A significant portion of such network is owned by third parties, and accordingly we have no control over its quality and maintenance. We rely on cable operators to maintain their cable systems. In addition, we rely on other third parties to provide a connection from the cable system to the Internet. Currently, we have transit agreements with MCI, WorldCom, Sprint Communications Company, and others to support the exchange of traffic between our network operations center, cable system and the Internet. The failure of any other link in the delivery chain resulting in an interruption of our operations would have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We Experience Intense Competition in Our Markets

         The markets for our products and services are intensely competitive, and we expect competition to increase in the future. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or on-line content than we can. We cannot predict whether we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition, prospects or ability to repay our debts. Any increase in competition could reduce our gross margins, require increased spending by us on research and development and sales and marketing, and otherwise materially adversely affect our business, financial condition, prospects and ability to repay our debts.

         We face competition from many sources, which include:

         o        Other cable-based access providers;
         o        Telephony-based access providers; and
         o        Alternative technologies, such as telecom-related solutions

         Cable-based Access Providers

         In the cable-based segment of the Internet access industry, we compete with other cable-based data services that are seeking to contract with cable system operators. These competitors include (1) systems integrators such as Convergence.com, Online System Services, HSAnet and Frontier Communications' Global Center business, and (2) Internet service providers such as Earthlink Network, Inc. ("Earthlink"), MindSpring Enterprises, Inc., and IDT Corporation. Several cable system operators have begun to provide high-speed Internet access services over their existing networks. The largest of these cable system operators are CableVision Systems Corporation, Comcast Corporation ("Comcast"), Cox Enterprise, Inc. ("Cox"), MediaOne Group, Inc., Tele-Communications, Inc. ("TCI") and Time Warner Inc. ("Time Warner"). TCI, Cox and Comcast market through At Home Corporation ("@Home") while Time Warner plans to market the RoadRunner service through Time Warner's own cable systems as well as to other cable system operators nationwide.

         Telephony-based Access Providers

         Some of our most direct competitors in the access markets are telephony-based access providers, including incumbent local exchange carriers, national interexchange or long distance carriers, fiber-based competitive local exchange carriers, ISPs, online service providers, wireless and satellite data service providers, and competitive local exchange carriers that use digital subscriber line technologies. Some of these competitors are among the largest companies in the country, including AT&T Corp and WorldCom, Inc. Other competitors include BBN Corporation, Earthlink, Netcom Online Communications Services, Inc., Concentric Network, and PSInet Inc. Internet access via the existing telephone infrastructure is widely available and inexpensive, and barriers to entry are low. The result is a highly competitive and fragmented market.

         Some of our potential competitors are offering diversified packages of telecommunications services to residential customers. If these companies bundle Internet access service with other telecommunications services, then we would be at a competitive disadvantage. Many of these companies are offering (or may soon offer) technologies that will attempt to compete with some or all of our Internet data service offerings. The bases of competition in these markets include:

         o        transmission speed;
         o        reliability of service;
         o        ease of access;
         o        ratio of price to performance;
         o        ease of use;
         o        content quality;
         o        quality of presentation;
         o        timeliness of content;
         o        customer support;
         o        brand recognition; and
         o        operating experience and revenue sharing.

         Alternative Technologies

         In addition, the market for high-speed data transmission services is characterized by several competing technologies that offer alternative solutions. Competitive technologies include telecom-related wireline technologies, such as integrated services digital network and digital subscriber line technologies, and wireless technologies such as local multipoint distribution service, multichannel multipoint distribution service and direct broadcast satellite. Our prospects may be impaired by Federal Communications Commission ("FCC") rules and regulations, which are designed, at least in part, to increase competition in video and related services. The FCC has also created a General Wireless Communications Service in which licensees are afforded broad latitude in defining the nature and service area of the communications services they offer. The full impact of the General Wireless Communications Service remains to be seen. Nevertheless, all of these new technologies pose potential competition to our business. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our services if such alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages over cable solutions.
Competition from telecom-related solutions is expected to be intense.

         We cannot predict whether and to what extent technological developments will have a material adverse effect on our competitive position. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products and services that would reduce the competitiveness of our products and services. If that were to happen, it could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Increased Usage May Strain Our Capacity

         Because our ISP Channel service has been operational for a relatively short period of time, our ability to connect and manage a substantial number of on-line subscribers at high transmission speeds is unknown. In addition, we face risks related to our ability to scale up to expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across the cable network approaches 30 megabits per second ("Mbps") in each 6 MHz channel, the actual downstream data transmission speeds for each cable subscriber will be significantly slower and will depend on a variety of factors, including:

o actual speed  provisioned for the subscriber's  cable model (for example,  500
Kbps);

     o quality of the server used to deliver content (for example, computer CPU speed and memory)
     o overall Internet traffic congestion; o the number of active subscibers on a given 6 MHz channel at the same time;
     o    the capability of cable modems used; and
     o    the service quality of the cable affiliates' cable networks.


         As the number of subscribers increases, it may be necessary for our cable affiliates to add additional 6 MHz channels in order to maintain adequate data transmission speeds from the Internet. These additions would render such channels unavailable to such cable affiliates for video or other programming. We cannot assure you that our cable affiliates will provide additional capacity for this purpose. On two-way cable systems, the transmission data channel to the Internet is located in a range not used for broadcast by traditional cable networks and is more susceptible to interference than the transmission data channel from the Internet, resulting in a slower peak transmission speed to the Internet. In addition to the factors affecting data transmission speeds from the Internet , the interference level in the cable affiliates' data broadcast range to the Internet can materially affect actual data transmission speeds to the Internet. The actual data delivery speeds realized by subscribers will be significantly lower than peak data transmission speeds and will vary depending on the subscriber's hardware, operating system and software configurations. We cannot assure you that we will be able achieve or maintain data transmission speeds high enough to attract and retain our planned numbers of subscribers, especially as the number of subscribers to our services grows. Consequently, a perceived or actual failure by us to achieve or maintain high speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Risk of System Failure

         Our operations are dependent upon our ability to support a highly complex network and avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any one of these events could cause interruptions in the services we provide. In addition, the failure of an incumbent local exchange carrier or other service provider to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Internet-Related Security Risks

         While we have taken substantial security measures, our networks or those of our cable affiliates may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers have experienced in the past, and may experience in the future, interruptions in service as a result of the accidental or intentional actions of Internet users. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in our computer systems and those of our subscribers. Such events may result in our liability to our subscribers and may deter others from becoming subscribers, which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts. Although we intend to continue using industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that these measures will not be circumvented in the future. Moreover, we have no control over the security measures that our cable affiliates adopt. Eliminating computer viruses and alleviating other security problems may cause our subscribers delays due to interruptions or cessation of service. Such delays could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We Must Provide High-Quality Content and the Market for High-Quality Content Has Only Recently Begun to Develop

         A key part of our strategy is to provide Internet users a more compelling interactive experience than the one currently available to customers of dial-up Internet service providers and online service providers. We believe that, in addition to providing high-speed, high-performance Internet access, to be successful we must also develop and aggregate high-quality multimedia content. Our success in providing and aggregating such content will depend in part on:

     o our ability to develop a customer base large enough to justify investments in the development of such content;
     o the ability of content providers to create and support high-quality multimedia content; and
     o our ability to aggregate content offerings in a manner subscribers find attractive.

         We cannot assure you that we will be successful in these endeavors.

         In addition, the market for high-quality multimedia Internet content has only recently begun to develop and is rapidly evolving, and there is significant competition among Internet service providers and online service providers for obtaining such content. If the market fails to develop, or develops more slowly than expected, or if competition increases, or if our content offerings do not achieve or sustain market acceptance, our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

We Will Depend in Part on Advertising Revenues

         The success of our ISP Channel depends in part on our ability to draw advertisers to the ISP Channel. We expect to derive significant revenues from advertisements placed on co-branded and ISP Channel web pages and "click through" revenues from products and services purchased through links from the ISP Channel to vendors. We believe that we can leverage the ISP Channel to provide demographic information to advertisers to help them better target prospective customers. Nonetheless, we have not generated any significant advertising revenue yet and we cannot assure you that advertisers will find such information useful or will choose to advertise through the ISP Channel. Therefore, we cannot assure you that we will be able to attract advertising revenues in quantities and at rates that are satisfactory to us. The failure to do so could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Risks Associated with Promoting the ISP Channel Brand

         We believe that establishing and maintaining the ISP Channel brand are critical to attract and expand our subscriber base. Promotion of the ISP Channel brand will depend on several factors, including:

     o    our  success  in  providing  high-speed,   high-quality  consumer  and
          business Internet products, services and content;
     o    the marketing efforts of our cable affiliates; and
     o    the reliability of our cable affiliates' networks and services.

         We cannot assure you that any of these factors will be achieved. We have little control over our cable affiliates' marketing efforts or the reliability of their networks and services.

         If consumers and businesses do not perceive our existing products and services as high quality or we introduce new products or services or enter into new business ventures that are not favorably received by consumers and businesses, then we will be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, to the extent that the ISP Channel service is unavailable, we risk frustrating potential subscribers who are unable to access our products and services.

         Furthermore, we may need to devote substantial resources to create and maintain a distinct brand loyalty among customers, to attract and retain subscribers, and to promote and maintain the ISP Channel brand in a very competitive market. If we are unsuccessful in establishing or maintaining the ISP Channel brand or if we incur excessive expenses in promoting and maintaining our brand, our business, financial condition, prospects and ability to repay our debts would be materially adversely affected.

Billing and Collections Risks

         We have recently begun the process of designing and implementing our billing and collections system for the ISP Channel. We intend to bill for our services over the Internet and, in most cases, to collect these invoices through payments received via the Internet. Such invoices and payments have security risks. Given the complexities of such a system, we cannot assure you that we will be successful in developing and launching the system in a timely manner or that we will be able to scale the system quickly and efficiently if the number of subscribers requiring such a billing format increases. Currently, our cable affiliates are responsible for billing and collection for our Internet access services. As a result, we have little or no control over the accuracy and timeliness of the invoices or over collection efforts.

         Given our relatively limited history with billing and collection for Internet services, we cannot predict the extent to which we may experience bad debts or our ability to minimize such bad debts. If we encounter significant problems with our billing and collections process, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

We Depend on the Growth and Evolution of the Internet

         Market acceptance of our Internet services substantially depends upon the growth and evolution of the Internet in ways that are best suited for our products and services. High-speed cable-based Internet access is of greatest value to consumers of multimedia and other bandwidth-intensive content. The nature of the content available over the Internet and the technologies available to access that content are evolving rapidly, and thus, we cannot assure you that those applications most favorable to our services and technology will be widely accepted by the marketplace.

         Because the number of Internet users and level of use continue to grow significantly, we cannot assure you that the Internet infrastructure will be able to support this increased demand or that the performance or reliability of the Internet will not be adversely affected. The Internet could lose its commercial viability due to delays in the development or adoption of new standards to handle increased levels of Internet activity. In addition, we cannot assure you that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed. In particular, the Internet has only recently become a medium for advertising and electronic commerce. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

Potential Liability for Defamatory or Indecent Content

         The law relating to liability of Internet service providers and online service providers for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. Congress has attempted to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an online service providers could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Because of the potential liability for materials carried on or disseminated through our systems, we may have to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain products or services. Any imposition of liability on our company for information carried on the Internet could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Potential Liability for Information Retrieved and Replicated

         Because subscribers download and redistribute materials that are cached or replicated by us in connection with our Internet services, claims could be made against us or our cable affiliates under both U.S. and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. You should know that these types of claims have been successfully brought against online service providers. In particular, copyright and trademark laws are evolving both domestically and internationally, and it is uncertain how broadly the rights provided under these laws will be applied to on-line environments. It is impossible for us to determine who the potential rights holders may be with respect to all materials available through our services. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of on-line transactions or on-line technology. As with other online service providers, patent claims could be asserted against us based upon our services or technologies. Our liability insurance may not cover these types of potential claims or may not be adequate to indemnify us for all liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Risks of Developing New Products and Services in the Face of Rapidly Evolving Technology

         Our Products and Services

         Our future development efforts may not result in commercially successful products and services or our products and services may be rendered obsolete by changing technology, new industry standards or new product announcements by competitors.

         For example, we expect digital set-top boxes capable of supporting high-speed Internet access services to be commercially available in the next 18 months. Set top boxes will enable subscribers to access the Internet without a computer. Although the widespread availability of set-top boxes could increase the demand for our Internet service, the demand for set-top boxes may never reach the level we and industry experts have estimated. Even if set-top boxes do reach this level of popularity, we cannot assure you that we will be able to capitalize on such demand. If this scenario occurs or if other technologies or standards applicable to our products or services become obsolete or fail to gain widespread commercial acceptance, then our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

         Our ability to adapt to changes in technology and industry standards, and to develop and introduce new and enhanced products and service offerings, will determine whether we can maintain or improve our competitive position and our prospects for growth. However, the following factors may hinder our efforts to introduce and sell new products and services:

     o rapid technological changes in the Internet and telecommunications industries;
     o    the lengthy  product  approval and purchase  process of our customers;
          and
     o our reliance on third-party technology for the development of new products and services.

         Suppliers' Products

         The technology underlying our capital equipment, such as headends and cable modems, continues to evolve and, accordingly, our equipment could become out-of-date or obsolete prior to the time we originally intended to replace it. If this occurs, we may need to purchase substantial amounts of new capital equipment, which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         Competitors' Products

         The introduction by our competitors of products or services embodying, or purporting to embody, new technology could also render our existing products and services, as well as products or services under development, obsolete and unmarketable. Internet, telecommunications and cable technologies are evolving rapidly. Many large corporations, including large telecommunications providers, Regional Bell Operating Companies ("RBOC's") and telecommunications equipment providers, as well as large cable system operators, regularly announce new and planned technologies and service offerings that could impact the market for our services. The announcements can delay purchasing decisions by our customers and confuse the marketplace regarding available alternatives. Such announcements could, in the future, adversely impact our business, financial condition, prospects and ability to repay our debts.

         In addition, we cannot assure you that we will have the financial and manufacturing resources necessary to continue successful development of new products or services based on emerging technologies. Moreover, due to intense competition, there may be a time-limited market opportunity for our cable-based consumer and business Internet services. Our services may not achieve widespread acceptance before competitors offer products and services with speed and performance similar to our current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, cable-based or otherwise, could require substantial and costly modifications to our equipment, products and services and could fundamentally alter the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Risks Related to Our Purchase of Intelligent Communications, Inc.

                  On November 23, 1998, we signed an agreement to purchase Intelligent Communications, Inc., a provider of two-way satellite Internet access options using very small aperture terminal ("VSAT") technology. We expect to close the purchase of Intelligent Communications by June 30, 1999, although we cannot assure you that the transaction will close on schedule, if at all. Acquisitions involve many risks including potential negative effects on our reported results of operations from acquisition-related charges and amortization of goodwill and purchased technology. In addition, the Intelligent
Communications acquisition is structured as a purchase by us of all of the outstanding stock of Intelligent Communications. As a result, upon completion of the acquisition, we will assume all liabilities of Intelligent Communications. It is possible that we are not aware of all of the liabilities of Intelligent Communications and that upon completion of the acquisition, we will have assumed greater liabilities that we expected.

                  As with mergers generally, this merger presents important challenges and risks. Achieving the anticipated benefits of the merger will depend, in part, upon whether the integration of the two companies' businesses is achieved in an efficient, cost-effective and timely manner, but we cannot assure that this will occur. The successful combination of the two businesses will require, among other things, the timely integration of the companies' product and service offerings and the coordination of the companies' research and development efforts. We cannot assure you that integration will be accomplished smoothly, on time or successfully. Although the management teams of both SoftNet and Intelligent Communications believe that the merger will benefit both companies, we cannot assure you that the merger will be successful. In addition, the purchase of Intelligent Communications, Inc. presents new risks to us, including the following:

         Dependence on VSAT Market

                  One of the reasons we have agreed to purchase Intelligent Communications was to be able to provide two-way satellite Internet access options to our customers using VSAT satellite technology. However, the market for VSAT communications networks and services may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of the existing VSAT technology by an alternative technology could adversely affect our business, financial condition, prospects and ability to repay our debts.

         Risk of Damage, Loss or Malfunction of Satellite

                  The loss, damage or destruction of any of the satellites used by Intelligent Communications as a result of military actions or acts of war, anti-satellite devices, electrostatic storm or collision with space debris, or a temporary or permanent malfunction of any of these satellites, would likely result in interruption of Internet services we provide over the satellites which could adversely affect our business, financial condition, prospects and ability to repay our debts.

                  In addition, use of the satellites to provide Internet services requires a direct line of sight between the satellite and the cable headend and is subject to distance and rain attenuation. In certain markets which experience heavy rainfall, transmission links must be engineered for shorter distances and greater power to maintain transmission quality. Such engineering changes may increase the cost of providing service.

         Equipment Failure and Interruption of Service

                  Our operations will require that its network, including the satellite connections operate on a continuous basis. It is not unusual for networks, including switching facilities to experience periodic service interruption and equipment failures. It is therefore possible that the network facilities we use may from time to time experience interruptions or equipment failures, which would negatively affect consumer confidence as well as our business operations and reputation.

         Dependence on Leases for Satellites

                  Intelligent Communications currently leases satellite space from GE. If for any reason, the leases were to be terminated, we cannot assure you that we could renew the leases for the satellites on favorable terms, if at all. We have not identified alternative providers and believe that any new leases would probably be more costly to us. In any case, we cannot assure you that an alternative provider of satellite services would be available, or, if available, would be available on terms favorable to us.

         Government Regulation

         The VSAT satellite industry is a highly regulated industry, both domestically and internationally. In the United States, operation and use of VSAT satellites requires licenses from the Department of Commerce and the Federal Communications Commission. In addition, in order to operate internationally, VSAT satellites generally require licenses from governments of foreign countries in which imagery will be directly downlinked.

         United States Regulation. The Department of Commerce is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns and complying with all international obligations of the United States. The U.S. government generally reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of such interruptions or service could adversely affect our ability to market our Internet services to certain end-user customers.

         As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, that modify the present regulatory environment in the United States.

         International Regulation. All satellite systems operating internationally are subject to general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

         International Telecommunications Union regulations, which define for each service the technical operating parameters (including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service);

         the Intelsat and Inmarsat agreements which provide that in order to conform with international treaties and obligations the operators of international satellite systems must demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

         regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority fir utilization of the required spectrum in each country.

         Within foreign countries, we expect that GE, as the lessor of the satellite space, will secure appropriate licenses and operational authority for utilization of the required spectrum in each country into which satellite imagery will be downlinked.

         While we believe that our lessors will be able to obtain all U.S. and international licenses and authorizations necessary to operate effectively, we cannot assure you that we our lessors will be successful in doing so. Our failure to indirectly obtain some or all necessary licenses or approvals could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Acquisition-Related Risks

         In addition to the recent acquisition of Intelligent Communications, Inc., we may acquire other businesses that we believe will complement our existing business. We cannot predict if or when any prospective acquisitions will occur or the likelihood that they will be completed on favorable terms.

         Acquiring a business involves many risks, including:

     o potential disruption of our ongoing business and diversion of resources and management time;
     o    incurrence of unforeseen obligations or liabilities
     o possible inability of management to maintain uniform standards, controls, procedures and policies;
     o    difficulty assimilating the acquired operations and personnel;
     o risks of entering markets in which we have little or no direct prior experience; and
     o potential impairment of relationships with employees or customers as a result of changes in management.

         We cannot assure that we will make any acquisitions or that we will be able to obtain additional financing for such acquisitions, if necessary. If any acquisitions are made, we cannot assure that we will be able to successfully integrate the acquired business into our operations or that the acquired business will perform as expected.

We Depend on Certain Key Personnel

         Our success depends, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. With the expansion of our ISP Channel, we are currently seeking new employees. However, competition for such personnel is intense in our business, and thus, we may be unsuccessful in our hiring efforts. To launch our ISP Channel concept on a large-scale basis, we have recently assembled a new management team, most of whom have been with us for less than six months. The loss of any member of the new team, or failure to attract or retain other key employees, could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Impact of Direct and Indirect Government Regulation on Our Business

         Currently, neither the FCC nor any other federal or state communications regulatory agency directly regulates our services. However, any changes in law or regulation relating to Internet connectivity and telecommunications markets could affect the nature, scope and prices of our services. Such changes include those that directly or indirectly affect costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies.

         Possibility of Changes in Law or Regulation

         For example, proceedings are pending at the FCC to determine whether, and to what extent, ISPs should be considered "telecommunications carriers" and, if so, whether they should be required to contribute to the Universal Service Fund. Although the FCC has decided for the moment that ISPs are not telecommunications carriers, that decision is not yet final and is being challenged by various parties, including the RBOCs. Some members of Congress have also challenged the FCC's conclusion. Congressional dissatisfaction with the FCC's conclusions could lead to further changes to the FCC's governing law. We cannot predict the impact, if any, that future legal or regulatory changes might have on our business.

         Regulations Affecting the Cable Industry May Discourage Cable Operators from Upgrading Their Systems

         In addition, regulation of cable television may affect the speed at which our cable affiliates upgrade their cable infrastructures to two-way hybrid fiber coaxial cable. Currently, our cable affiliates have generally elected to classify the distribution of our services as "additional cable services" under their respective franchise agreements, and accordingly pay franchise fees. However, the election by cable operators to classify Internet access as an additional cable service may be challenged before the FCC, the courts or Congress, and any change in the classification of service could have a potentially adverse impact on our company.

         Our Cable Affiliates May Be Subject to Multiple Franchise Fees for Distributing Our Services

         Another possible risk is that local franchise authorities may subject the cable affiliates to higher or additional franchise fees or taxes or otherwise require them to obtain additional franchises in connection with distribution of our services. There are thousands of franchise authorities in the United States alone, and thus it will be difficult or impossible for us or our cable affiliates to operate under a unified set of franchise requirements.

         Possible Negative Consequences if Cable Operators are Classified as Common Carriers

         If the FCC or another governmental agency classifies cable system operators as "common carriers" or "telecommunications carriers" because they provide Internet services, or if cable system operators themselves seek such classification as a means of limiting their liability, we could lose our rights as the exclusive ISP for some of our cable affiliates. In addition, if we or our cable affiliates are classified as common carriers, we could be subject to government-regulated tariff schedules for the amounts we charge for our services. To the extent we increase the number of foreign jurisdictions in which we offer our services, we will be subject to further governmental regulation.

         Import Restrictions May Affect the Delivery Schedules and Costs of Supplies from Foreign Shippers

         In addition, we obtain some of the components for our products and services from foreign suppliers which may be subject to tariffs, duties and other import restrictions. Any changes in law or regulation including those discussed above, whether in the United States or elsewhere, could materially adversely affect our business, financial condition, prospects and ability to repay our debts.

Failure to Sell KCI and MTC

         We have announced the planned sale of KCI and MTC to two separate buyers. We intend to apply the proceeds of such a sale toward the repayment of debt and the expansion of our ISP Channel. However, we cannot assure you that these efforts will be successful. In the absence of such a sale, management's attention could be substantially diverted to operate or otherwise dispose of KCI and MTC. If a sale of KCI or MTC is delayed, its value could be diminished. Moreover, KCI or MTC could incur losses and operate on a negative cash flow basis in the future. Thus, any delay in finding a buyer or failure to sell these divisions could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Absence of Dividends

         We have not historically paid any cash dividends on our common stock and do not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, our debt obligations and other factors the Board of Directors deems relevant. We currently intend to retain our earnings, if any, to finance the development and expansion of our ISP Channel. Our Certificate of Incorporation (1) prohibits the payment of cash dividends on our common stock, without the approval of the holders of the convertible preferred stock and (2) upon liquidation of our company, requires us to pay the holders of the convertible preferred stock before we make any payments to the holders of our common stock. You should also know that some of our financing agreements restrict our ability to pay dividends on our common stock.

Volatility of Stock Price

         The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

o        announcements of developments related to our business;
o        fluctuations in our results of operations;
o        sales of substantial amounts of our securities into the marketplace;
o        general conditions in our industries or the worldwide economy;
o        an outbreak of war or hostilities;
o a shortfall in revenues or earnings compared to securities analysts' expectations;
o        changes in analysts' recommendations or projections;
o        announcements of new products or services by us or our competitors; and
o        changes in our relationships with our suppliers or customers.

         The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and thus, the current market price may not be indicative of future market prices.

Prospective Anti-Takeover Provisions

         We  are a New  York  corporation.  We  intend  to  solicit  shareholder approval to reincorporate in Delaware. Both the New York Business Corporation Law and the Delaware General Corporation Law contain certain provisions that may discourage, delay or make a change in control of our company more difficult or prevent the removal of incumbent directors. In addition, our proposed Certificate of Incorporation and Bylaws for the Delaware corporation would have certain provisions that have the same effect. These provisions may have a negative impact on the price of our common stock and may discourage third-party bidders from making a bid for our company or may reduce any premiums paid to shareholders for their common stock.

Year 2000 Issues

         Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because such computer programs would not properly recognize a year that begins with "20" instead of "19". This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 Issue" or "Y2K Issue". We have formulated a Y2K Plan to address our Y2K issues and has created a Y2K Task Force headed by the Director of I/S and Data Services to implement the plan. Our Y2K Plan has six phases:

                  Organizational Awareness - educate our employees, senior management, and the board of directors about the Y2K issue.

                  Inventory - complete inventory of internal business systems and their relative priority to continuing business operations. In addition, this phase includes a complete inventory of critical vendors/suppliers/services providers and their Y2K compliance status.

                  Assessment - assessment of internal business systems and critical vendors/suppliers/service providers and their Y2K compliance status.

                  Planning - preparing the individual project plans and project teams and other required internal and external resources to implement the required solutions for Y2K compliance.

                  Execution - implementation of the solutions and fixes.

                  Validation - testing the solutions for Y2K compliance.

         Our Y2K Plan will be applied in four different areas: internal systems; service/product offerings; vendors/suppliers/service providers; and existing customers

     Internal Business Systems

         Our internal business systems and workstation business applications will be a primary area of focus. We are in the unique position implementing new enterprise wide business solutions to replace existing manual processes and/or "home grown" applications. There are few (if any) "legacy" applications that will need to be evaluated for Y2K compliance. These new enterprise business solutions, all of which are in the process of being implemented or schedule for implementation sometime in 1999, are Y2K compliant

         We plan to have completed the Inventory and Assessment Phases of substantially all critical internal business systems by January 30, 1999, with the Planning Phase to be completed by March 30, 1999. The Execution and
Validation Phases will be completed by August 30, 1999. We expect to be Y2K compliant on all critical systems, which rely on the calendar year before December 31, 1999.

         Some non-critical systems may not be addressed until after January 2000. However, we believe such systems will not cause significant disruptions in our operations.

     Service and Product Offerings

         We are in the Assessment Phase regarding our service and product offerings. At this time, we do not believe that there are any material Y2K defects in our service and product offerings. With respect to service and product offerings, which rely on third parties, including the satellite-based Internet services we hope to offer once we complete the Intelligent Communications acquisition, we are in the process of completing the Inventory Phase and will be creating a list of potential exposures based on non-compliance by third parties. We are in the process of contacting these third parties for assurance regarding their Y2K compliance status and plans.

     Vendors, Suppliers and Service Providers

         We are heavily dependent on third party vendors, suppliers and service providers to deliver our suite of products and services to our customers. These vendors, suppliers and service providers include, but are not limited to:

o        Telecommunications Vendors
o        Cable Modem Vendors
o        Web Partners
o        Networking Equipment

         Concerning vendors, suppliers and service providers, we are in the process of completing the Inventory Phase of our Y2K Plan. It will be important for us to determine the extent to which we are vulnerable to those vendors, suppliers and service providers failure to remedy their own Y2K issues. We do not currently believe that any Y2K compliance issues related to our vendors, suppliers or service providers will result in a material adverse effect on our business operations or financial performance.

     Existing Products

         With respect to service and product offerings that are being utilized by existing customers, we are still in the Assessment Phase. We do not anticipate significant Y2K issues with our existing customer base.

     Summary

         We anticipate that the Y2K Issue will not have a material adverse effect on our financial position or results of operations. There can be no assurance, however, that the systems of other companies or government entities, on which we rely for supplies, cash payments, and future business, will be timely converted, or that a failure to convert by another company or government entities, would not have a material adverse effect on our financial position or results of operations. If third party service providers and vendors, due to Y2K Issues, fail to provide us with components, materials, or services which are necessary to deliver our service and product offerings, with sufficient electrical power and transportation infrastructure, then any such failure could have a material adverse effect on our ability to conduct business, as well as our financial position and results of operations.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares by the selling shareholders.

                            THE SELLING SHAREHOLDERS

         RGC International Investors, LDC obtained its shares of SoftNet common stock upon conversion of SoftNet Series C Preferred Stock or upon exercise of warrants to purchase SoftNet common stock that it held. Shoreline Pacific Equity, Ltd. and Steven M. Lamar obtained their shares upon exercise of warrants to purchase SoftNet common stock that they held. In partial compensation for providing support services to Shoreline Pacific Institutional Finance, which earned the right to receive such warrants for services rendered to the Company as placement agent for the Series C Preferred Stock, Shoreline Pacific Institutional Finance assigned its rights to obtain the warrants to Shoreline Pacific Equity Ltd. and Steven M.
Lamar, an employee of Shoreline Pacific Equity Ltd.

         As of December 11, 1998 RGC International Investors owned 9,112.5 shares of Series B Preferred Stock and 7,531.25 shares of Series C Preferred Stock. None of the other selling shareholders own our preferred stock.

         Each selling shareholder will determine the number of shares of common stock that such selling shareholder will sell. We cannot estimate the number of shares of common stock that will be held by the selling shareholders upon termination of the offering because the selling shareholders may choose to sell less than the number of common stock shares being offered.

         The following table sets forth for each selling shareholder, and for all selling shareholders in the aggregate, the number of shares of our common stock underlying the preferred stock and warrants held by such selling shareholder, the number of shares of our common stock that may be offered under this prospectus, and the percentage of our outstanding common stock that each represents as of December 11, 1998. Percentage ownership is based upon 8,631,087 shares of common stock outstanding on December 11, 1998.

                   Series B
                   Preferred         Series C Preferred                                             Total Shares
                    Stock(1)              Stock(1)                    Warrants(1)                  Common Stock(1)
----------------- ------------- ------------------------------ --------------------------- --------------------------------
                   Shares of     Shares of       Shares of      Shares of     Shares of       Shares of
                     Common        Common      Common Stock       Common        Common      Common Stock      Shares of
                     Stock         Stock           Being          Stock      Stock Being     Owned and       Common Stock
                  Underlying(2) Underlying(2)   Offered(3)     Underlying(2)   Offered      Underlying(2)   Being Offered
----------------- -------- ---- -------- ---- --------- ------ -------- ---- -------- ---- --------- ------ --------- -----
                     #      %      #      %      #        %       #      %      #      %      #        %       #       %
----------------- -------- ---- -------- ---- --------- ------ -------- ---- -------- ---- --------- ------ --------- -----
RGC               690,340  7.4  836,805  8.8  2,000,000 18.8   423,750  4.7  93,750   1.1  2,314,241 21.9   2,093,750 19.5
International
Investors,
LDC(4)
----------------- -------- ---- -------- ---- --------- ------ -------- ---- -------- ---- --------- ------ --------- -----
Shoreline            0      0      0      0      0        0    23,625    *   23,625    *    23,625     *     23,625    *
Pacific Equity,
Ltd.(5)
----------------- -------- ---- -------- ---- --------- ------ -------- ---- -------- ---- --------- ------ --------- -----
Steven M. Lamar      0      0      0      0      0        0    10,025    *    2,625    *    10,025     *     2,625     *
----------------- -------- ---- -------- ---- --------- ------ -------- ---- -------- ---- --------- ------ --------- -----

Selling           690,340  7.4  836,805  8.8  2,000,000 18.8   457,400  5.0  120,000  1.4  2,347,891 22.9   2,120,000 19.7
Shareholders as
a group

--------------------
*        Less than 1%
(1) None of the shares underlying the Series B Preferred Stock nor any of the shares underlying the warrants issued in connection with the Series B Preferred Stock are being offered under this prospectus. The number of shares into which holders of the Series B Preferred Stock and Series C Preferred Stock can convert is variable depending on the market price of the common stock at the time of conversion but is subject to a 2,000,000 share limit for each series, as established by our Certificate of Incorporation. In addition, our Certificate of Incorporation limits the number of shares that may be beneficially owned by holders of the Series B Preferred Stock and Series C Preferred Stock. Accordingly, the number of shares of common stock and percentage ownership set forth for the Series B Preferred Stock, Series C Preferred Stock and warrants, and the total shares of common stock owned and being offered may differ from the number of shares of our common stock that the selling shareholders beneficially own as of the date of this prospectus. In that regard, the table may not present the beneficial ownership of the selling shareholders in accordance with Rule 13d-3 under the Exchange Act. Please see "Description of Certain Provisions of the Preferred Stock - Limitations on Conversion" at p.23 for a more detailed description of these limitations.
(2) The number presented is based on the conversion prices in effect as of the date of this prospectus, which is $13.20 for the Series B Preferred Stock and $9.00 for the Series C Preferred stock. The actual number of shares of common stock that we will issue upon conversion of the Series B Preferred Stock and Series C Preferred Stock is indeterminable as of the date of this prospectus and is subject to adjustment. The number of shares underlying the Series B Preferred Stock and Series C Preferred Stock would increase if the conversion price decreased. See "Description of Certain Provisions of the Preferred Stock--Conversion Prices; Risk Factors--Issuance of Common Stock Pursuant to existing obligations will result in Dilution to the Common Stockholders." For RGC International Investors, this number includes 363,346 shares of Common Stock.
(3) The number of shares being offered represents the maximum number of shares into which the Series C Preferred Stock can be converted.
(4) RGC International Investors is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp., are the sole officers and directors of RGC General Partner Corp. and are parties to a shareholders' agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of the Company's common stock owned by RGC International Investors.
(5) Shoreline Pacific Institutional Finance is a division of Financial West Group. Shoreline Pacific Equity Ltd. is an affiliate of Shoreline Pacific Institutional Finance. Shoreline Pacific Equity Ltd. provides support services to Shoreline Pacific Institutional Finance, engaging solely in unregulated activity. None of Shoreline Pacific Equity, Ltd., Shoreline Pacific Institutional Finance or the Financial West Group is related to Shoreline Associates I, LLC, a holder of the Series B Preferred Stock.

Description of Certain Provisions of the Preferred Stock

     Dividends

         The preferred stock is entitled to dividends of 5% per year, payable quarterly in cash or additional shares of preferred stock. The dividends are cumulative. The Company has paid non-cash dividends of 100.78 shares of Series A Preferred Stock, 125 shares of Series B Preferred Stock and 31.25 shares of Series C Preferred Stock.

     Limitations on Conversion

         Our Certificate of Incorporation defines the rights and privileges of the preferred stock. These rights and privileges follow the preferred stock if it is transferred, but do not affect common stock issued upon conversion. Certain provisions of the Certificate of Incorporation are discussed below.

         The Series A Preferred Stock has been converted, and there are no shares outstanding.

         A holder of the Series B Preferred Stock cannot convert its Series B Preferred Stock in the event such conversion would result in its beneficially owning more than 4.99% of our common stock, but they may waive this prohibition by providing us a notice of election to convert at least 61 days prior to such conversion. Similarly, a holder of the Series C Preferred Stock cannot convert its Series C Preferred Stock in the event such conversion would result in beneficially owning more than 4.99% of our common stock. However, the Series C Preferred Stock does not include a waiver provision such as that included in the terms of the Series B Preferred Stock. Notwithstanding this limitation, the holders of the preferred stock cannot convert into an aggregate of more than 19.99% of our common stock without the approval of our common stock shareholders or the American Stock Exchange. We have filed a proxy statement with the SEC to solicit such approval. We anticipate holding the shareholder's meeting to obtain such approval in the first calendar quarter of 1999. In addition, even if such shareholder approval is obtained, the Series B Preferred Stock and Series C Preferred Stock each cannot convert into more than 2,000,000 shares of common stock without our consent. In the event the 2,000,000 share cap for the Series C Preferred Stock is reached, we must either honor conversion requests over the 2,000,000 share cap or redeem the remaining Series C Preferred Stock of its stated value of $1,000 per share plus accrued and unpaid dividends.

         The rules of the American Stock Exchange require us to obtain shareholder or AMEX approval to issue more than 20% of our outstanding common stock. Shares of common stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or exercise of warrants issued in connection with such preferred stock, would count toward this 20%. As such, the AMEX rule operates as a further restriction on the ability of the holders of such preferred stock and warrants to convert their preferred stock or exercise their warrants.

         The 2,000,000 share cap provides common shareholders protection against dilution upon conversion of the 5% Preferred stock. In the event we obtain shareholder approval for issuance of more than 19.99% of our common stock upon conversion of our preferred stock, the 4.99% restriction does not protect common shareholders from dilution to the extent the selling shareholders convert and sell shares to keep at or under these relevant limits, and the 2,000,000 share cap would not provide protection against dilution in the event we decide to continue to honor conversions of the Series C Preferred Stock after the 2,000,000 share cap is reached.

     Conversion Prices

         The stated value of each series of outstanding preferred stock is $1,000 per share. The actual number of shares of common stock issuable upon conversion of each series of Preferred Stock will be determined by the following formula:

                   (The aggregate stated value of the shares of preferred stock thus being converted at $1,000 per share)

                                    divided by

           (The  applicable  conversion  price of the series of the
                          preferred stock being converted).

         Prior to February 28, 1999, the conversion price of the Series B Preferred Stock is equal to $13.20 per share. Thereafter, the conversion price of the Series B Preferred Stock is equal to the lower of $13.20 per share and the lowest five day average closing price of the common stock during the 20 day trading period immediately prior to such conversion. The conversion price is subject to adjustment as set forth in the Certificate of Incorporation.

         Prior to May 31, 1999, the conversion price of the Series C Preferred Stock is equal to $9.00 per share. Thereafter, the conversion price of the Series C Preferred Stock is equal to the lower of $9.00 per share and the lowest five day average closing price of the common stock during the 30 day trading period immediately prior to such conversion. The conversion price is subject to adjustment as set forth in the Certificate of Incorporation.

         The following table sets forth the number of shares of common stock issuable upon conversion of the outstanding preferred stock assuming the market price of the common stock is 25%, 50%, 75% and 100% of the market price of the common stock on December 18, 1998, which was $14.81 per share.

Percent of Market
      Price       Series B Preferred Stock(1)       Series C Preferred Stock(2)
      -----       ------------------------          ------------------------
       25%                2,000,000(3)                      2,035,472(4)
       50%                 1,366,396                         1,016,363
       75%                  911,341                           836,805
       100%                 767,045                           836,805
----------------

(1) There are 10,125 shares of Series B Preferred stock outstanding. Each share has a stated value of $1,000. The conversion prices of the Series B Preferred Stock at 25%, 50%, 75% and 100% of the market price of $14.81 would be $3.70, $7.41, $11.11 and $13.20, respectively.
(2) There are 7,531.25 shares of Series C Preferred Stock outstanding. Each share has a stated value of $1,000. The conversion prices of the Series C Preferred Stock at 25%, 50%, 75% and 100% of the market price of $14.81 would be $3.70, $7.41, $9.00 and $9.00, respectively.
(3) The Series B Preferred Stock cannot convert into more than 2,000,000 shares of our common stock.
(4) In the event the 2,000,000 share cap for the Series C Preferred Stock is reached, we must either honor conversion requests over the 2,000,000 share cap or redeem the remaining Series C Preferred Stock at its stated value of $1,000 per share plus accrued but unpaid dividends.

     Redemption

         We may redeem or automatically covert the Series B Preferred Stock at the greater of 120% of stated value per share or the value of the common stock into which the Series B Preferred Stock would convert. The Company is subject to penalties under a variety of circumstances, including failure to list the underlying common stock on the American Stock Exchange or NASDAQ and failure to register the resale of the underlying common stock under the Securities Act. At the Company's option, the Series B Preferred Stock may be redeemed on or after the earlier of (1) an underwritten public offering or 144A offering in an amount greater than $10,000,000 or (2) November 29, 1999, at the greater of the value of the common stock into which the Series B Preferred Stock would convert or 120% of its stated value. The Series B Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Series B Preferred Stock. Any Series B Preferred Stock outstanding on May 29, 2001 will automatically convert into common stock.

         We may redeem or automatically convert the Series C Preferred Stock at the greater of 120% of stated value per share or the value of the common stock into which the Series C Preferred Stock would convert. The Company is subject to penalties under a variety of circumstances, including failure to list the underlying common stock on the American Stock Exchange or NASDAQ and failure to register the resale of the underlying common stock under the Securities Act. At the Company's option, the Series C Preferred Stock may be redeemed on or after the earlier of (1) an underwritten public offering or 144A offering in an amount greater than $10,000,000 or (2) February 29, 2000, at a price equal to 110% of its stated value if such redemption is made prior to September 1, 1999 and 120% of the stated value thereafter. The Series C Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Series C Preferred Stock. Any Series C Preferred Stock outstanding on August 31, 2001 will automatically convert into common stock.

         Please see the Company's Current Report on Form 8-K filed with the SEC on September 14, 1998 for a more complete description of the Preferred Stock.

Relationships with the Company

         On December 31, 1997, we issued to RGC International Investors 5,000 shares of Series A Preferred Stock and warrants to purchase 150,000 shares of common stock ("RGC Series A Warrants") pursuant to a Securities Purchase Agreement. The RGC Series A Warrants are exercisable at $7.95 per share. The Series A Warrants expire on December 31, 2001. As of the date of this prospectus all of the shares of Series A Preferred Stock have been converted to our common stock. The sale of the Series A Preferred Stock and the RGC Series A Warrants was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group, which received a fee of $250,000 plus warrants to purchase 20,000 shares of common stock, exercisable at $6.625 and expiring on December 31, 2000. The warrants issued to Shoreline Pacific Institutional Finance were allocated to Mr. Lamar, Harlan P. Kleiman and James L. Kropf, the employees of Shoreline Pacific Institutional Finance at the time.

         On May 29, 1998, we issued to RGC International Investors and Shoreline Associates I, LLC, an aggregate of 10,000 shares of Series B Preferred Stock and warrants to purchase an aggregate 200,000 shares of common stock ("Series B Warrants") pursuant to a Securities Purchase Agreement. The Series B Warrants are exercisable at $13.75 per share. The Series B Warrants expire on May 28, 2002. The exercise price and the number of shares of common stock issuable under the Series B Warrants will change if we issue additional shares of common stock at prices less than the then market price. These adjustments do not apply if we issue common stock under warrants and convertible securities outstanding as of May 29, 1998 or pursuant to the Company's stock option plans. As of the date of this prospectus, there were 10,125 shares of Series B Preferred Stock outstanding. The sale of the Preferred Stock and the Series B Warrants was arranged by Shoreline Pacific Institutional Finance, which received a fee of $500,000 plus warrants to purchase 50,000 shares of common stock, exercisable at $11.00 and expiring on May 28, 2002. The warrants issued to Shoreline Pacific Institutional Finance were allocated to Mr. Lamar, Harlan P. Kleiman and James
L. Kropf, the employees of Shoreline Pacific Institutional Finance at that time. Shoreline Associates I, LLC is unrelated to Shoreline Pacific Institutional Finance.

         On August 31, 1998, we issued to RGC International Investors 7,500 shares of Series C Preferred Stock and warrants to purchase 93,750 shares of common stock ("RGC Series C Warrants") pursuant to a Securities Purchase Agreement. The RGC Series C Warrants are exercisable at $9.375 per share. The RGC Series C Warrants expire on August 31, 2002. The exercise price and the number of shares of common stock issuable under the Series C Warrants will change if we issue additional shares of common stock at prices less than the then market price. These adjustments do not apply if we issue common stock under warrants and convertible securities outstanding as of August 31, 1998 or pursuant to the Company's stock option plan. As of the date of this prospectus, there were 7,531.25 shares of Series C Preferred Stock outstanding. The sale of the Series C Preferred Stock and the Series C Warrants was arranged by Shoreline Pacific Institutional Finance, which received a fee of $375,000 plus warrants to purchase 26,250 shares of common stock, exercisable at $7.50 and expiring on August 31, 2002. The warrants issued to Shoreline Pacific Institutional Finance were allocated among Mr. Lamar and Shoreline Pacific Equity, Ltd.

         Also  on  August  31,  1998,   the  Company  agreed  to  issue  to  RGC
International Investors 7,500 shares of the Series D Preferred Stock and warrants to purchase an additional 93,750 shares of common stock (the "Series D Warrants") for an aggregate purchase price of $7,500,000 on terms similar to the Series C and subject to shareholder approval and other closing conditions. As of the date of this prospectus, there were no shares of Series D Preferred issued. The sale of the Series D Preferred Stock and the Series D Warrants was arranged by Shoreline Pacific Institutional Finance. Shoreline Pacific Institutional Finance will receive a fee of $375,000, and warrants to purchase 26,250 shares of common stock previously issued will vest, upon issuance of the Series D Preferred Stock and Series D Warrants.

                                                    PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the shares of our common stock offered hereby. The selling shareholders have advised us:

1. that the shares offered by this prospectus may be sold by them or their respective pledgees, donees, transferees or successors in interest, in one or more of the following transactions (which may involve one or more block transactions):

         o        on the American Stock Exchange;
         o        in sales occurring in the public market of such exchange;
         o        in privately negotiated transactions;
         o        through the writing of options on shares or short sales; or
         o        in a combination of such transactions.

2. that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices or such other price as the selling shareholders determine from time to time;

3. that some or all of the shares offered by this prospectus may be sold directly to market makers acting as principals or through brokers acting on behalf of the selling shareholders or as agents for themselves or their customers or to dealers for resale by such dealers; and

4. that in connection with such sales such brokers and dealers may receive compensation in the form of discounts and commissions from the selling shareholders and may receive commissions from the purchasers of shares offered by this prospectus for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

                  The selling shareholders have sole discretion not to accept any purchase offer or make any sale of shares offered by this prospectus if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the shares offered by this prospectus from or through such broker or dealer. We have been advised that, as of the date hereof, none of the selling shareholders have made any arrangements with any broker for the sale of their shares offered by this prospectus. We cannot assure you that all or any of the Shares being offered hereby will be issued to, or sold by the selling shareholders. Any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, any Shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distribution of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the deliver to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shores pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a the broker-dealer may sell the pledged shares pursuant to this prospectus.

         To comply with certain states' securities laws, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless (1) the shares offered by this prospectus have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Under the applicable rules and regulations of Regulation M, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock of the Company for a period of five business days prior to the commencement of such distribution and until its completion. Also, each selling shareholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. Regulation M's provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholders.

         We will pay all expenses of the offering of the shares offered by this prospectus, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.

         Pursuant to the terms of registration rights agreements with certain selling shareholders, we have agreed to indemnify and hold harmless such selling shareholders from certain liabilities under the Securities Act.

                                      LEGAL

         The validity of the securities of offered hereby will be passed upon for the company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following  are  the  expenses   (estimated   except  for  the  SEC
registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

SEC registration fee...............................................$   4,347
Fees and expenses of counsel..........................................30,000
Fees and expenses of accountants......................................20,000
Listing fees..........................................................17,500
Transfer agent fees....................................................5,000
Miscellaneous.........................................................17,500
             Total...................................................$94,347

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The New York Business Corporation Law and the By-laws of the Registrant provide for indemnification of directors and officers for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them.

         The Company's Certificate of Incorporation provides that no contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Company is or are interested in or is a director or officer, or are directors or officers, of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contractor transaction of the Company, or in which the Company is interested, and no contract, act or transaction of the Company with any person or persons, firms or corporations shall be affected or invalidated by the fact that any director or directors of the Company is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director of the Company is hereby relieved from any liability that might otherwise exist from contracting with the Company for the benefit of himself or any firm or corporation in which he may be in anyway interested.

         The Company's Bylaws provide that the Company may indemnify any person made, or threatened to be made, a party to a civil or criminal action or proceeding (other than one by or in the right of the Company to procure a judgment in its favor), by reason of the fact that he was a director or officer of the Company, or serves another entity in any capacity at the request of the Company, against judgments, fines, settlement amounts and reasonable expenses, including actual and necessary attorneys' fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful ("Good Faith"). The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act in Good Faith.

         Under the Company's Bylaws, a person who has been successful, on the merits or otherwise, in the defense of an action or proceeding described above shall be entitled to indemnification. Except as provided in immediately preceding sentence, any indemnification under the above paragraph or otherwise permitted by Section 721 of the New York Business Corporation Law, unless ordered by a court of competent jurisdiction, shall be made by the Company, only if authorized in the specific case: (i) by the Board of Directors acting by a quorum consisting of disinterested directors, or (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by the Board, upon the opinion of independent legal counsel that indemnification is proper in the circumstances, or by the shareholders.

         Under the Company's Bylaws, the Company may indemnify any person made, threatened or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of this fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of any other entity against amounts paid in settlement and reasonable expenses, including actual and necessary attorneys, fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, except, that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action if settled or otherwise disposed of, or
(ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Under the Company's Bylaws, the Company has the power to purchase and maintain insurance to satisfy its indemnification obligations hereunder, or to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Company under certain circumstances. No insurance may provide for any payment, other than the cost of defense, to or on behalf of any director or officer: (i) if it is established that his acts were committed in bad faith or with deliberate dishonesty, were material to the cause of the adjudicated action, or that he personally and illegally gained a financial profit or other advantage, or (ii) in relation to any risk, the insurance of which is prohibited under New York state insurance law.

         Under the Company's Bylaws, the indemnification and advancement of expenses shall not be deemed the exclusive right of any other rights to which a director or officer may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally and illegally gained a financial profit or other advantage. No indemnification, advancement or allowance shall be made in any circumstances if (i) the indemnification would be inconsistent with a provision of the Company's Certificate of Incorporation, By-laws, Board or shareholders resolutions, an agreement or other proper corporate action, that is in effect at the time of the accrual of the alleged cause of action, which prohibits or limits indemnification, or (ii) the court states that indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in a court-approved settlement. If any amounts are paid by indemnification, otherwise than by court order or action by the shareholders, the Company shall mail to its voting shareholders, a statement describing the terms of the indemnification and any corporate action taken with respect to the indemnification.

         The Registrant maintains directors and officers liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.

ITEM 16.  EXHIBITS.

Exhibit Number  Description of Exhibit
   4.1+         Amended and Restated Certificate of Incorporation.
   4.2          Bylaws, as amended (incorporated herein by reference to Exhibit
                3.2 to the Company's Annual Report
                on Form 10-K for the year ended September 30, 1993).
   5.1+         Opinion of Brobeck, Phleger & Harrison L.L.P.
  23.1+         Consent of Brobeck, Phleger & Harrison L.L.P. (included as part of Exhibit 5).
  23.2*         Consent of PricewaterhouseCoopers, L.L.P.
  24.1+         Powers of Attorney (included on signature page of the
                Registration Statement).
  99.1*         Common Stock Purchase Warrant Certificate issued to RGC
                International Investors, LDC dated August 31, 1998 (Series C).
  99.2*         Common Stock Purchase Warrant Certificate issued to Shoreline
                Pacific Equity, Ltd. dated August 31, 1998 (Series C).
  99.3*         Common Stock Purchase Warrant Certificate issued to Steven M.
                Lamar dated August 31, 1998 (Series C).
  99.4+         Securities Purchase Agreement by and among the Company and the
                Buyers (as defined therein), dated as of August 31, 1998
                (Series C and Series D).
  99.5+         Registration  Rights  Agreement by and among the Company and the
                Initial  Investors (as defined  therein)  dated as of August 31,
                1998 (Series C and Series D).
  99.6+         Escrow  Agreement  by and  among the  Company,  the  Buyers  (as defined therein),  Shoreline Pacific  Institutional  Finance and the Escrow Holder (as defined  therein),  dated as of August 31,
                1998 (Series C).
  99.7*         Common Stock Purchase Warrant Certificate issued to Shoreline
                Pacific Equity, Ltd. dated August 31, 1998 (Series D).
  99.8*         Common Stock Purchase Warrant Certificate issued to Steven M.
                Lamar dated August 31, 1998 (Series D).
  99.9**        Securities Purchase Agreement by and among the Company and the
                Buyers(as defined therein), dated as of May 28, 1998 (Series B).
  99.10**       Registration  Rights  Agreement by and among the Company and the
                Initial Investors (as defined therein), dated as of May 28, 1998
                (Series B).
  99.11**       Escrow  Agreement by and among the Buyers (as defined  therein),
                Shoreline  Pacific  Institutional  Finance and the Escrow Holder
                (as defined therein), dated as of May 28, 1998 (Series D).
  99.12**       Form of Common  Stock  Purchase  Warrant  Certificate  issued to purchasers of the Series B Preferred Stock, dated May 28, 1998.
  99.13**       Form of Common  Stock  Purchase  Warrant  Certificate  issued to assignees of Shoreline Pacific Institutional  Finance, dated May
                28, 1998 (Series B).
  99.14*        List of recipients of Common Stock Purchase  Warrants  issued in connection with Series B Preferred Stock transaction.
  99.15***      Securities  Purchase  Agreement by and among the Company and the
                Buyers (as  defined  therein),  dated as of  December  31,  1997
                (Series A).
  99.16***      Registration  Rights  Agreement by and among the Company and the
                Initial Investors (as defined therein), dated as of December 31,
                1997 (Series A).
  99.17***      Escrow  Agreement by and among the Buyers (as defined  therein),
                Shoreline Pacific  Institutional  Finances and the Escrow Holder
                (as defined therein), dated as of December 31, 1997 (Series A).
  99.18***      Form of common  Stock  Purchase  Warrant  Certificate  issued to purchasers of the Series A Preferred  Stock,  dated December 31,
                1997.
  99.19***      Form of Common  Stock  Purchase  Warrant  Certificate  issued to assignees  of Shoreline  Pacific  Institutional  Finance,  dated
                December 31, 1997 (Series A).
  99.20*        List of recipients of Common Stock Purchase  Warrants  issued in connection with Series A Preferred Stock transaction.
  99.21*        Action by Written Consent of the Sole Holder of the Series E
                Convertible Preferred Stock of SoftNet Systems, Inc.
---------------
+          Previously filed.
*          Filed herewith.
** Filed as exhibit to the Company's Registration Statement on Form S-3 (No. 333-57337)
*** Filed as exhibit to the Company's Registration Statement on Form S-3 (No. 333-45335)

ITEM 17. UNDERTAKINGS.

         1.  (a)......The  undersigned  Registrant  hereby  undertakes  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10
                  (a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To  reflect,  in the  prospectus  any  facts  or
                  events arising after the date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in any information in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraph (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  The   undersigned   Registrant   hereby   undertakes   to  file  a
post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that- is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mountain View, California on December 24, 1998

                                           SOFTNET SYSTEMS, INC.

                                           By:      /s/ Mark A. Phillips
                                                    ------------------------
                                                    Mark A. Phillips,
                                                    Chief Accounting Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, jointly and severally, Dr. Lawrence B. Brilliant and Mark A. Phillips, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                         Title                               Date

/s/ Ronald I. Simon*              Chairman of the Board          October 8, 1998
--------------------------------
Ronald I. Simon


/s/ Dr. Lawrence B. Brilliant*    Vice Chairman of the Board,    October 8, 1998
--------------------------------  President and Chief
Dr. Lawrence B. Brilliant         Executive Officer


/s/ Douglas S. Sinclair           Chief Financial Officer      December 24, 1998
--------------------------------
Douglas S. Sinclair


/s/ Mark A. Phillips              Treasurer and                December 24, 1998
--------------------------------  Chief Accounting Officer
Mark A. Phillips


/s/ Ian B. Aaron*                 Director                       October 8, 1998
--------------------------------
Ian B. Aaron


/s/ John G. Hamm*                 Director                       October 8, 1998
--------------------------------
John G. Hamm


/s/ Edward A. Bennett*            Director                       October 8, 1998
--------------------------------
Edward A. Bennett


/s/ Sean P. Doherty*              Director                       October 8, 1998
--------------------------------
Sean P. Doherty


/s/ Robert C. Harris, Jr.*        Director                       October 8, 1998
--------------------------------
Robert C. Harris, Jr.


BY:      /s/ Mark A. Phillips
         --------------------------------
         Mark A. Phillips
         Attorney-in-Fact

Exhibit Number  Description of Exhibit
--------------  ----------------------------------------------------------------
   4.1+         Amended and Restated Certificate of Incorporation.
   4.2          Bylaws, as amended (incorporated herein by reference to Exhibit
                3.2 to the Company's Annual Report
                on Form 10-K for the year ended September 30, 1993).
   5.1+         Opinion of Brobeck, Phleger & Harrison L.L.P.
  23.1+         Consent of Brobeck, Phleger & Harrison L.L.P. (included as part of Exhibit 5).
  23.2*         Consent of PricewaterhouseCoopers, L.L.P.
  24.1+         Powers of Attorney (included on signature page of the
                Registration Statement).
  99.1*         Common Stock Purchase Warrant Certificate issued to RGC
                International Investors, LDC dated August 31, 1998 (Series C).
  99.2*         Common Stock Purchase Warrant Certificate issued to Shoreline
                Pacific Equity, Ltd. dated August 31, 1998 (Series C).
  99.3*         Common Stock Purchase Warrant Certificate issued to Steven M.
                Lamar dated August 31, 1998 (Series C).
  99.4+         Securities Purchase Agreement by and among the Company and the
                Buyers (as defined therein), dated as of August 31, 1998
                (Series C and Series D).
  99.5+         Registration  Rights  Agreement by and among the Company and the
                Initial  Investors (as defined  therein)  dated as of August 31,
                1998 (Series C and Series D).
  99.6+         Escrow  Agreement  by and  among the  Company,  the  Buyers  (as defined therein),  Shoreline Pacific  Institutional  Finance and the Escrow Holder (as defined  therein),  dated as of August 31,
                1998 (Series C).
  99.7*         Common Stock Purchase Warrant Certificate issued to Shoreline
                Pacific Equity, Ltd. dated August 31, 1998 (Series D).
  99.8*         Common Stock Purchase Warrant Certificate issued to Steven M.
                Lamar dated August 31, 1998 (Series D).
  99.9**        Securities Purchase Agreement by and among the Company and the
                Buyers(as defined therein), dated as of May 28, 1998 (Series B).
  99.10**       Registration  Rights  Agreement by and among the Company and the
                Initial Investors (as defined therein), dated as of May 28, 1998
                (Series B).
  99.11**       Escrow  Agreement by and among the Buyers (as defined  therein),
                Shoreline  Pacific  Institutional  Finance and the Escrow Holder
                (as defined therein), dated as of May 28, 1998 (Series D).
  99.12**       Form of Common  Stock  Purchase  Warrant  Certificate  issued to purchasers of the Series B Preferred Stock, dated May 28, 1998.
  99.13**       Form of Common  Stock  Purchase  Warrant  Certificate  issued to assignees of Shoreline Pacific Institutional  Finance, dated May
                28, 1998 (Series B).
  99.14*        List of recipients of Common Stock Purchase  Warrants  issued in connection with Series B Preferred Stock transaction.
  99.15***      Securities  Purchase  Agreement by and among the Company and the
                Buyers (as  defined  therein),  dated as of  December  31,  1997
                (Series A).
  99.16***      Registration  Rights  Agreement by and among the Company and the
                Initial Investors (as defined therein), dated as of December 31,
                1997 (Series A).
  99.17***      Escrow  Agreement by and among the Buyers (as defined  therein),
                Shoreline Pacific  Institutional  Finances and the Escrow Holder
                (as defined therein), dated as of December 31, 1997 (Series A).
  99.18***      Form of common  Stock  Purchase  Warrant  Certificate  issued to purchasers of the Series A Preferred  Stock,  dated December 31,
                1997.
  99.19***      Form of Common  Stock  Purchase  Warrant  Certificate  issued to assignees  of Shoreline  Pacific  Institutional  Finance,  dated
                December 31, 1997 (Series A).
  99.20*        List of recipients of Common Stock Purchase  Warrants  issued in connection with Series A Preferred Stock transaction.
  99.21*        Action by Written Consent of the Sole Holder of the Series E
                Convertible Preferred Stock of SoftNet Systems, Inc.
---------------
+          Previously filed.
*          Filed herewith.
** Filed as exhibit to the Company's Registration Statement on Form S-3 (No. 333-57337)
*** Filed as exhibit to the Company's Registration Statement on Form S-3 (No. 333-45335)